Exhibit 10.7

Two American Lane P.O. Box 5150 Greenwich, Connecticut 06831-8150 Joseph J. Allessie Senior Vice President General Counsel	Tel 203.861.1031 Fax 203.552.1501

September 14, 2004

Graham Capital Management, LP

Attn: General Counsel/Secretary

Rock Ledge Financial Center

40 Highland Avenue

Rowayton, CT 06853

Re: Advisory Agreements for World Monitor Trust II– Series E, Pru-Securities Strategic Trust, Diversified Futures Trust I

Please be advised that it is anticipated that as of October 1, 2004, all the issued and outstanding shares of capital stock of Prudential Securities Futures Management Inc. (the “Prudential Managing Owners”) of the above stated Trusts are owned by Preferred Investment Solutions Corp. f/k/a Kenmar Advisory Corp. (the “Kenmar Managing Owner”). Therefore, with respect to the various advisory agreements currently in effect by and between the Trusts, the Prudential Managing Owner and you, please be notified that the Kenmar Managing Owner has assumed the liabilities and obligations of the Prudential Managing Owner thereunder and will continue to satisfy and perform all liabilities and obligations thereunder.

The Kenmar Managing Owner will continue to operate per the existing advisory agreements. If this is acceptable, please sign both copies of this Letter Agreement and return one copy.

PREFERRED INVESTMENT SOLUTIONS CORP.

By:	/s/ Joseph J. Allessie
Name:	Joseph J. Allessie
Title:	Senior Vice President, General Counsel

ACCEPTED AND AGREED TO:

GRAHAM CAPITAL MANAGEMENT, LP.

By:	/s/ Paul Sedlack
Name:	Paul Sedlack
Title: